Gives users more flexibility in posting buy offers	Volume drops slightly, values increases significantly

New Features Added to AgStockTrade.com
By Tracy Thomas, VP, Marketing
Two new features have recently been added to the www.AgStockTrade.com website that will greatly enhance the buying and selling of USPB Class A and Class B units.

One of these features allows for extended bidding. In the past, the highest offer to buy was matched against an eligible sell offer at exactly 5:00 p.m. CST. Matching took place at this time regardless of the level of ongoing and active bidding. With the new extended bidding feature, if one or more bids are entered at any point between 4:58 and 5:00 p.m. CST, a new two minute bidding window will automatically open up. From that point on, in two minute increments, anytime a bid is entered, bidding will be extended by two minutes. When a two minute window elapses, with no additional buy offers, a high bidder is established, and a match will occur.

The second new feature allows those placing buy offers to indicate how high they are willing to bid. The system will automatically increase the bid of a potential buyer anytime someone is bidding against them until their maximum bid is met. This allows the buyer to enter the maximum price they are willing to pay and go about other business versus monitoring the transaction. Bids will increase in one dollar increments. Those placing buy offers will have the chance to indicate their maximum bid on the www.AgStockTrade.com website when placing offers. A maximum bid is known only by the person

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Beef Export Value

Continues to Climb

Although the volume of U.S. beef exports dropped 2 percent during the first two months of 2012, the value of those exports increased by 12 percent. Bottom line, U.S. beef export values are well ahead of last year’s record pace according to the U.S. Meat Export Federation (USMEF). For the month of February, exports of both muscle cuts and variety meats amounted to 12 percent of U.S. fed cattle production, or $208.05 per head of fed slaughter, up 14 percent from last year’s $182.12.

“We have seen an increase in chilled and frozen shipments to Russia, South America and Hong Kong,” Peter Michalski, vice president, International Division of National Beef, explains. “We are also increasing our sales to Japan, along with the seasonal increase of Age and Source verified cattle.”

USMEF reports that exports to Russia were up 58 percent in volume at 9,297 metric tons, and tripled in value to $38.2 million compared to the first two months of 2011. USMEF expects beef exports to Russia to benefit from a higher muscle cut tariff rate quota, which was increased from 41,700 metric tons in 2011 to 60,000 metric tons this year.

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Did You Know..

✓As a reminder, Age and Source Verified (ASV) cattle projections are required from feedyards who want to receive USPB’s ASV premiums. ASV premiums are based on market conditions and will be adjusted accordingly as conditions warrant. Please call our office at 866-877-2525 when you place ASV cattle on feed to ensure that your cattle have a reservation in our program. USPB’s ASV premium reflects the seasonality of supply and demand. Given that, the ASV premium will be $30 per head from April 30 through June 2012 and there will be a $20 per head floor in place for July and August. Currently, ASV reservations for May and June are filled.

✓If you have delivery rights you do not plan on using in delivery year 2012, which ends August 25, and would like USPB to help you get them leased to other producers, please call our office at 866-877-2525. w

USPB Makes Cash Distribution

U.S. Premium Beef, LLC’s Board of Directors authorized a tax distribution for first quarter of tax year 2012, which ended on March 31, 2012. The Class A distribution is $0.32 per Class A unit owned; the Class B distribution is $2.83 per Class B unit owned. This distribution is meant to enable unitholders to pay the tax on their share of U.S. Premium Beef’s taxable income, which will be passed through to unitholders on their tax year 2012 Schedule K-1, which should be distributed in February 2013.w

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

New Features Added to AgStock...		continued from page 1

placing the bid, and is never available for viewing on the  website. You will also receive an email confirming the data you input into the www.AgStockTrade.com website. For those who prefer a personal connection, AgStock staff are

BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 3/11/12 to 4/7/12
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.94	65.56
Prime	2.70	4.64
CH & PR	71.80	80.83
CAB	18.96	27.46
BCP	15.20	16.78
Ungraded	1.12	0.48
Hard Bone	0.88	0.28
YG1	13.73	9.02
YG2	40.00	36.78
YG3	36.78	41.92
YG4	8.74	11.39
YG5	0.75	0.88
Light Weight	0.59	0.23
Heavy Weight	2.54	1.64
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$18.02	$31.04
Yield Benefit	$26.36	$41.86
Yield Grade	-$2.96	-$5.16
Out Weight	-$4.03	-$2.43
ASV	$8.50	$21.59
Natural	$1.47	$3.80
Total Premium	$47.36	$90.70

always available to enter bids on a buyer’s behalf. You can call www.AgStockTrade.com personnel at 800-859-3018.

In addition, the USPB Board recently authorized issuing user names and passwords for the www.AgStockTrade.com website to any Class A or Class B unitholder who currently does not have one. As a result, all USPB unitholders will have access to user names and passwords, allowing them to place buy and sell orders on the site. Unitholders who have not previously registered and received a user name and password will receive an email from AgStockTrade with your user name and password in the near future. For those without email addresses, you will receive a letter in the mail from AgStockTrade with your user name and password. Please call the USPB office at 866-877-2525 with any questions.w

Beef Export Value Continues to Climb...	continued from page 1

Mexico was the leading destination in terms of both volume during the first two months of 2012 at 38,070 metric tons and value at $170.6 million. This represented a decrease in volume of 6 percent, but a 13 percent increase in value.

Exports to Japan were down 5 percent in volume at 19,344 metric tons, but increased 16 percent in value at $123.6 million. Michalski says the industry still expects Japan to open to cattle under 30 months of age this year although it will likely be late in 2012.w

Fiscal Year 2012 Annual Meeting To Be Held on March 26, 2013

As a result of moving the company’s fiscal year to a calendar year, U.S. Premium Beef’s fiscal year 2012 annual meeting will be conducted in Kansas City, MO, at the Kansas City Airport Hilton on March 26, 2013. A pre-annual meeting reception will be held on the evening of March 25 at the Airport Hilton. Watch upcoming UPDATES for more information on the annual meeting.w